UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2004

IGIA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23506	33-0601498
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 West 42nd Street, 7th Floor, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 575-0500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01 ENTERING INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 21, 2004, Tactica International, Inc. (“Tactica”), a wholly-owned operating subsidiary of IGIA, Inc., filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). On October 25, 2004, the Bankruptcy Court approved, on an interim basis, a Stipulation and Consent Order (the “Stipulation”) with Innotrac Corporation (“Innotrac”) (a copy of the Stipulation and the Order approving the Stipulation on an interim basis, are filed as an exhibit hereto). A hearing on final approval of the Stipulation has been scheduled for November 10, 2004.

In the ordinary course of Tactica’s business, Innotrac warehouses Tactica’s products, processes orders and inventory and ships these products to Tactica’s customers. Tactica asserts that the value of its inventory held at Innotrac’s facility is approximately $9 million. Innotrac informed Tactica that Innotrac would not permit Tactica to remove its inventory stored with Innotrac unless Tactica paid Innotrac all amounts allegedly due. Despite numerous attempts to obtain financing prior to its filing for bankruptcy protection, Tactica was unable to do so. As a result of the foregoing factors, Tactica did not have a sufficient available source of working capital to continue its normal operation of business. Tactica and Innotrac attempted, without success, to reach an out of court agreement to resolve the terms of payment to Innotrac. The parties agreed upon the terms of the Stipulation which contemplated the filing of a bankruptcy petition and Bankruptcy Court approval.

The Stipulation provides for a mechanism which enables Tactica to have its inventory shipped and sold to its customers. Pursuant to the Stipulation, Innotrac agrees to release its lien with respect to Tactica’s inventory at the time such inventory is released for shipments to customers. With respect to the first $1.6 million in customer orders, Tactica shall pay Innotrac 55% of the sales proceeds promptly upon receipt of customer payments and Tactica will retain the remainder for its working capital. With respect to subsequent customer orders, Tactica shall pay Innotrac 60% of the sales proceeds upon receipt of customer payments and retain the remainder. The proceeds paid to Innotrac shall reduce the agreed upon $2,753,281 of debt owed by Tactica to Innotrac, plus to the extent allowable under the Bankruptcy Code or other applicable law, pre-petition interest and post-petition interest, fees, costs, charges and expenses including attorney’s fees.

Upon the interim approval of the Stipulation by the Bankruptcy Court on October 25, 2004, Innotrac was to begin processing, packing and releasing Tactica’s inventory for fulfillment of customer orders.

ITEM 1.03 BANKRUPTCY OR RECEIVERSHIP

On October 21, 2004, Tactica, a wholly-owned operating subsidiary of IGIA, Inc. (the “Registrant”) filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York. The Registrant is not seeking bankruptcy protection. Tactica remains in possession of its assets and the management of its property as a debtor in possession under Sections 1107 and 1108 of the Bankruptcy Code. As of October 26, 2004, no trustee, examiner, or committee of unsecured creditors has been appointed by the Office of the United States Trustee in this case.

SECTION 2- FINANCIAL INFORMATION

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial statements of business acquired.

Not applicable

(b) Pro Forma financial information.

Not applicable

(c) Exhibits.

Listed below are all exhibits to this Current Report of Form 8-K.

*	10.1 Stipulation and Consent Order (the “Stipulation”) Providing for Adequate Protection of Innotrac Corporation’s Interest in the Debtor’s Inventory and Order Approving Stipulation on an Interim Basis.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGIA, INC.
(Registrant)

Date: October 27, 2004	By:	/s/ Avi Sivan
Avi Sivan
Chief Executive Officer